UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On August 5, 2014, the Board of Directors (the “Board”) of Colony Financial, Inc. (the “Company”) increased the size of the Board from five to six directors and elected Ms. Nancy A. Curtin as a director of the Company, effective immediately. Ms. Curtin was also appointed to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Board. The Board has determined, after considering all of the relevant facts and circumstances known as of the date hereof, that Ms. Curtin is an independent director in accordance with the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

Ms. Curtin is currently Chief Investment Officer of Close Brothers Asset Management (“CBAM”) and Head of the High Net Worth (“HNW”) business. CBAM is a division of Close Brothers Group Plc, (“CBG”). Established in 1878, CBG is a specialist financial services group engaged in banking, securities and asset management activities. CBG is listed on the London Stock Exchange and is a member of the FTSE 250, with over 2,700 employees. CBAM is the asset management arm of CBG with £9.7 billion assets under management as at 30th June 2014. With over 550 employees it is focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore. Prior to CBAM, Ms. Curtin has had a range of senior roles in asset management, private equity and alternative asset investing. She served as the Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, an alternative asset management firm working with institutional, HNW and family office clients, from 2002 until it was purchased by CBAM in 2010. Prior to that Ms. Curtin was Managing Director of Schroders Plc, a £268 billion global asset management firm, where she was also Head of Global Investments for the Mutual Funds business. Prior to Schroders, Ms. Curtin was Head of Emerging Markets at Baring Asset Management, a £60 billion global investment management firm, currently owned by MassMutual Financial Group. Ms. Curtin holds a bachelor’s degree, BA in political science, summa cum laude, from Princeton University (class of 1979) and an MBA from Harvard Business School (class of 1983).

In connection with her election as a members of the Board, Ms. Curtin will be entitled to certain compensation that all of the Company’s non-executive directors receive, including: (i) an annual base fee for her services of $145,000, with $58,000 paid in cash in quarterly installments in conjunction with quarterly meetings of the Board and $87,000 paid in the form of an annual award of restricted shares of the Company’s common stock, which will vest in full on the one-year anniversary of the date of grant, subject to Ms. Curtin’s continued service on the Board, (ii) an initial grant of 2,000 restricted shares of common stock of the Company, which will vest in two equal annual installments beginning on the one-year anniversary of the date of grant, subject to Ms. Curtin’s continued service on the Board, and (iii) reimbursement for Ms. Curtin’s travel expenses incurred in connection with her attendance at full Board and committee meetings. The annual compensation described in clause (i) above will be pro-rated at fifty percent for Ms. Curtin’s service in 2014.

Ms. Curtin is not a party to any arrangement or understanding with any person pursuant to which she was appointed as a director nor is she a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2014		COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer, Chief Financial Officer and Treasurer